Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement 333-131327 of Chase Issuance Trust and in the related Prospectus of our attestation report dated March 1, 2007, with respect to The Bank of New York’s, The Bank of New York Trust Company, N.A.’s, and The Bank of New York (Delaware)’s, (collectively, the “Company”), compliance with specified servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission’s Regulation AB for publicly issued (i.e. transaction-level reporting initially required under the Securities and Exchange Act of 1934, as amended) asset-backed securities issued on or after January 1, 2006 (and like-kind transactions issued prior to January 1, 2006) for which the Company provided trustee, securities administration or paying agent services, other than residential mortgage backed securities and other mortgage-related asset-backed securities (the “Platform”) as of and for the year ended December 31, 2006, included in the Annual Report (Form 10-K) of Chase Issuance Trust for the year ended December 31, 2006 filed with the Securities and Exchange Commission. The Platform includes like-kind transactions for which the Company provided trustee, securities administration, or paying agent services as a result of the Company’s acquisition as of October 1, 2006 of portions of JPMorgan Chase Bank, N.A.’s corporate trust business, including structured finance agency and trust transactions.

New York, NY

March 29, 2007